Notice Regarding Your Monthly Distribution

                  FIRST TRUST ENERGY INFRASTRUCTURE FUND (FIF)

The closed-end fund listed above has declared a distribution payable on October 15, 2015, to shareholders of record as of October 5, 2015, with an ex-dividend date of October 1, 2015. This Notice is meant to provide you information about the sources of your Fund's distributions. You should not draw any conclusions about the Fund's investment performance from the amount of its distribution or from the terms of its Managed Distribution Plan.

The following tables set forth the estimated amounts of the current distribution and the cumulative distributions paid this fiscal year to date for the Fund from the following sources: net investment income ("NII"); net realized short-term capital gains ("STCG"); net realized long-term capital gains ("LTCG"); and return of capital ("ROC"). These estimates are based upon information as of September 30, 2015, are calculated based on a generally accepted accounting principles ("GAAP") basis and include the prior fiscal year-end undistributed net investment income. The amounts and sources of distributions are expressed per common share.

                                                                                                              ANNUALIZED    5 YEAR
                                                                                                               CURRENT       AVG.
                               TOTAL                                                                            DIST.       ANNUAL
                              CURRENT         CURRENT DISTRIBUTION ($)           CURRENT DISTRIBUTION (%)     DIST. RATE    TOTAL
 FUND      FUND     FISCAL    DISTRIBU- ------------------------------------  ------------------------------  AS A % OF     RETURN
TICKER    CUSIP    YEAR END     TION      NII       STCG      LTCG    ROC (2)   NII    STCG    LTCG   ROC (2)   NAV (3)   ON NAV (4)
------- --------- ---------- ---------- --------  --------  --------  ------  ------  ------  ------  ------  ----------  ----------
FIF (5) 33738C103 11/30/2015  $0.11000  $0.01937  $0.00982  $0.08081    --    17.61%   8.93%  73.46%    --       7.11%      10.10%

                                                                                                              CUMULATIVE
                                TOTAL                                                                         FISCAL YTD  CUMULATIVE
                             CUMULATIVE       CUMULATIVE DISTRIBUTIONS           CUMULATIVE DISTRIBUTIONS     DISTRIBU-   FISCAL YTD
                             FISCAL YTD            FISCAL YTD ($)                     FISCAL YTD (%)            TIONS       TOTAL
 FUND      FUND     FISCAL    DISTRIBU- ------------------------------------  ------------------------------  AS A % OF     RETURN
TICKER    CUSIP    YEAR END   TIONS (1)    NII      STCG       LTCG   ROC (2)   NII    STCG    LTCG   ROC (2)   NAV (3)   ON NAV (4)
------- --------- ---------- ---------- --------  --------  --------  ------  ------  ------  ------  ------  ----------  ----------
FIF (5) 33738C103 11/30/2015 $1.21000   $0.21308  $0.10809  $0.88883    --    17.61%   8.93%  73.46%    --       6.52%     -24.68%


(1)   Includes the most recent monthly distribution paid on October 15, 2015.

(2) The Fund estimates that it has distributed more than its income and net realized capital gains; therefore, a portion of your distribution may be a return of capital. A return of capital may occur, for example, when some or all of the money that you invested in the Fund is paid back to you. A return of capital distribution does not necessarily reflect the Fund's investment performance and should not be confused with "yield" or "income."

(3)   Based on Net Asset Value ("NAV") as of September 30, 2015.

(4) Total Returns are through September 30, 2015 and since the Fund's inception was less than five years ago, the return included in the 5 Year Average Annual Total Return on NAV column is from September 27, 2011, the Fund's inception, through September 30, 2015.

(5) The Fund anticipates that, due to the tax treatment of cash distributions made by Master Limited Partnerships in which the Fund invests, a portion of distributions the Fund makes to Common Shareholders may consist of a tax-deferred return of capital.

The amounts and sources of distributions reported in this Notice are only estimates and are not being provided for tax reporting purposes. The actual amounts and sources of the amounts for tax reporting purposes will depend upon the Fund's investment experience during the remainder of its fiscal year and may be subject to changes based on tax regulations. The Fund will send you a Form 1099-DIV for the calendar year that will tell you how to report these distributions for federal income tax purposes. You should not use this Notice as a substitute for your Form 1099-DIV.


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First Trust Advisors L.P. Contact:
     Jim Dykas (630) 517-7665